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Exhibit 99.1

Tech Laboratories, Inc. Announces Event of Default under its 6.5% Convertible Promissory Notes

NORTH HALEDON, N.J. -- Aug. 2 /PRNewswire-FirstCall/ -- Tech Laboratories, Inc. (OTC Bulletin Board: TCHL), announced that an Event of Default occurred today under its outstanding 6.5% promissory notes. As of July 31, 2002, the outstanding principal and interest under the notes is $1,221,611. The Event of Default occurred due to the fact that the waiver the company had been granted by the noteholders waiving any event of default under the notes, including the requirement to have declared effective on or before June 29, 2002, the registration statement covering the shares underlying the notes had expired without the company and the noteholders having reached a new agreement.

The company's president, Bernard M. Ciongoli, stated "We were unable to reach an agreement with the noteholders, but we intend to continue to seek a resolution of this matter, which we believe would be in everyone's best interests." Tech Laboratories, Inc. is the owner of the DynaTraX(TM) Digital Matrix Switch Technology, which is a protocol independent digital network management tool. It resides between the equipment side and distribution side of a network and allows for the simple management of entire network structures and multiple remote networks, all from a single desktop workstation.

Tech Laboratories, Inc., through its subsidiary, Tech Logistics, Inc., also manufactures and sells an infrared perimeter intrusion detection system for security and anti-terrorist activities.

Certain statements in this press release with respect to future expectations and plans may be regarded as "forward-looking statements" within the meaning of
Section 27A of Securities Act of 1933, Section 21E of Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements, including, but not limited to, statements with respect to future earnings, and all other forward-looking statements involve risks and uncertainties and are subject to change at any time.